Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Advaxis, Inc. of our report dated January 26, 2012, relating to our audit of the financial statements of Advaxis, Inc. (a development stage company) as of October 31, 2011 and for the year then ended and for the cumulative period from March 1, 2002 (inception) to October 31, 2011 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGLADREY LLP

McGladrey LLP

New York, New York

May 15, 2013